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OFFER TO LEASE


B E T W E E N:

1112396 ONTARIO LIMITED

                                    (Hereinafter called the Landlord)

                                 - and -

On The Go Healthcare, Inc.

                                    (Hereinafter called the Tenant)

1. The Tenant hereby agrees to and with the Landlord to lease premises consisting of 1 Unit(s) known as Unit(s) #1 part of the building municipally known as 85 Corstate Ave, Concord, Ontario. Unit(s) #1 consist(s) of approximately 6,500 square feet


2.      The premises are to be used for OFFICE AND MANUFACTURING ONLY.
Such space to be used only in accordance with the applicable by-law(s) governing commercial and warehouse space and in accordance with the submitted plan approved by the City of Vaughan.


3. The terms shall be for TWO (2) year(s) commencing the 1st day of December, 2000, and continuing until the 30th day of November, 2002, at a rental rate as hereinafter set forth:

                     $2,500.00/per month + GST

All rental shall be payable in equal monthly installments in advance on the 1st day of each month during the said term.


4. This lease is a net lease and the Tenant shall be responsible for its pro rata share of all expenses and without limiting the generality of the foregoing those expenses exclusive to it and those shared in common with other building occupants including but not limited to water, heat, hydro, administrative costs, management fees, realty taxes, outside maintenance and building insurance including all costs of maintaining, repairing,replacing, upkeep, servicing and including, other costs and expenses which are defined in the Landlord's lease (except for structural repairs and items of a capital nature). All Tenants are responsible for arrangement and payment of their own garbage disposal bin. These common area costs are currently fixed at $N/A per square foot per year.

4a      Changes in Taxes: If by law regulation or otherwise, all or any part of any tax, assessment, local improvement, license fee, excise or other charge is made payable by the Landlord, or if the mode of collecting such tax, assessment, local improvement, license fee, excise or other charge is so altered so as to make the Landlord liable therefore, in whole or in part, instead of the Tenant, or if all or any part of the taxes payable by the Tenant, including any business taxes, is imposed, levied, assessed or charged upon or on account of the premises or the lands upon which they are situate, the Tenant will repay to the Landlord, from time to time, within seven (7) days after demand, the amount payable by the Landlord from time to time a result of such change, as determined by the Landlord in a fair and reasonable manner, and the Tenant will indemnify and save the Landlord harmless from any cost or expense in respect thereof.


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5.      Submitted herewith is the Tenant's cheque for $2675.00 payable to the
Landlord as a deposit to be held by the Landlord pending completion or other termination of the agreement resulting from the acceptance of this Offer and to be accredited as follows:

a)  $2500.00   on account of base rent and TMI for the first month of the term of the said lease;

b)  $  175.00   on account of tax calculated at 7%


6. Vacant possession of the premises shall be delivered to the Tenant on the1st day of December, 2000, however, if the completion of the leased premises should be delayed for any reason except the willful neglect of the Landlord, then the Tenant agrees to grant the Landlord a three (3) month extension of time to substantially complete the unit(s) for occupancy and the occupancy date shall be extended accordingly.


7. Prior to the 1st day of December, 2000, or within thirty (30) days from the execution of this agreement, whichever shall first occur, the Tenant shall execute and deliver to the Landlord a lease of the said premises in the Landlord's standard form, a copy of which is annexed hereto. The only changes and amendments to be made to the lease are those set out in this Offer.


8. It is understood and agreed that when the Tenant is not in default under the terms of this lease, the Tenant shall have the option to renew the lease upon its termination for a further TWO (2) years upon the same terms and conditions save and except for rental which shall be negotiated at the time provided that the Tenant delivers a notice in writing to the Landlord of its intention to exercise such option no later than six (6) months prior to the termination of the lease.


9. The Tenant may make any necessary alterations and improvements to said premises, at his own expense, subject to the Landlord's written consent, and
such consent shall not be unreasonably withheld.   The Tenant may, however,
make any necessary minor internal improvements to said premises, at his own expense, without the Landlord's consent.


10      The Tenant will register and open their accounts with the Consumers Gas and Hydro Utilities immediately upon occupancy.


11. The Tenant shall have the right to assign or sublease the premises in whole or in part upon obtaining the written consent of the Landlord, such consent not to be unreasonably withheld. All legal costs incurred by the Landlord to provide such consent is to be paid by the Tenant. Any rental received by the Tenant as a result of such sublease in an amount in excess of the rental payable by the Tenant to the Landlord herein shall be paid forthwith upon receipt by the Tenant to the Landlord whether in form of cash, cheque or trade.


12. The Tenant shall have the use of the parking lot and other common areas of the building in common with other tenants and all common areas located on the lands surrounding the premises and appurtenant thereto as shown.

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13.     The Tenant acknowledges and agrees that the Landlord shall have the right to Promulgate reasonable rules and regulations to regulate the use of the common outside areas and facilities about the building of which the demised premises form part, including but without limiting the generality of the foregoing, the regulation of parking thereon, and the Tenants shall upon written notice from the Landlord, within five (5) days, furnish to the Landlord the current provincial license number of any vehicles owned or used by employees or persons connected with the Tenant. The Tenant agrees that for its benefit and welfare, and for the benefit and welfare of tenants occupying other premises shown on the plan , and using the said common outside areas and facilities, such reasonable rules and regulations shall form part of this lease and shall be binding upon the Tenant.


14. The Landlord shall not be liable for any damage to any property at any time upon the demised premises arising form gas, steam, water, rain or snow, which may leak into, issue or flow from any part of the said building, or from the gas, water, steam or drainage pipes or plumbing works of the same or from any other place or quarter or for and damage caused by attributable to the condition or arrangement of any electric or other wires in the said building.


15. The Landlord agrees to pay for normal water consumed on the said premises but in the event of any abnormal consumption of water either by reason of the character of the business carried on by the Tenant or by the use of mechanical or other contrivances the Tenant consents to the installation of a water meter at his own expense, if necessary, and further agrees to pay for the excess water consumedon the said premises.


16. The tenant agrees at his own expense to replace any plate glass or other glass that has been broken or removed during the term of the lease or of any renewal thereof and will during the said term keep the plate glass fully insured in some company approved by the Landlord.


17. The Landlord has the right to re-enter the said premises when the Tenant is in default in the payment of any base or additional rent whether lawfully demanded or not and such default shall continue for a period of three (3) consecutive days; or

          The Tenant shall be in default of any of its covenants, obligations or agreements under this Offer to Lease or any tem or condition of the to be signed lease (other than its covenant to pay Rent) and such default shall continue for a period of ten (10) consecutive days after written notice by the Landlord to the Tenant Specifying with reasonable particularity the nature of such default and requiring same to be remedied.

Then and in any of such cases the then current month's rent together with the rent for the three (3) months next ensuing shall immediately become due and payable and at the option of the Landlord, the Term shall become forfeited and void.


18. The Tenant shall have the right to put a facial sign on his premises provided approval in writing is first obtained from the Landlord and the City of Vaughan.


19. The Tenant shall deliver to the Landlord, prior to the Tenant's taking possession of the premises, twelve (12) post-dated cheques each in an amount equal to the monthly rental plus the additional rental payments required under this lease. One month prior to the first and subsequent anniversaries of the lease, the Tenant agrees to deliver twelve (12) post-dated cheques to the Landlord.

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20.     On the occasion that a Cheque is returned NSF there will be an assessment of $25.00 accompanied by a certified Cheque payable immediately.

21. The tenant shall, upon request, provide the Landlord with such information as to the tenant's financial standing and corporate organizations the Landlord or the Landlord's mortgagee requires. The Landlord shall have the right to investigate the credit worthiness of the tenant. Failure of the tenant to comply with the Landlord's request herein constitutes a default under this Agreement and the Landlord is entitled to terminate this Agreement and all of the rights of the tenant hereunder by written notice.

22.     Time shall be of the essence in this Offer and every part thereof.

23. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

24. All representations made by the Landlord or by any of its representatives are set forth therein. The Agreement resulting from the acceptance of this Offer shall not be assigned by the Tenant without the consent of the Landlord.

25. The Tenant shall obtain an occupancy permit from the relevant municipality prior to taking occupancy at his own expense. Should an occupancy permit be unobtainable prior to the date set for occupancy, due to non compliance with the municipalities zoning by-laws then at the option of the Landlord, this Agreement, and the Lease, if signed, Shall become null and void, and the Tenant's deposit shall be forfeited in its entirety. The Landlord agrees to provide the Tenant with all of the plans and drawings required for said permit, at the Tenant's expense.

26. In the event that the Tenant takes possession of the demised premises prior to the commencement date of the lease, then the Tenant shall pay the rent hereby reserved and all other charges and additional rent attributable to the demised premises as set forth herein from the date it takes possession of the demised premises until the commencement date of the said lease.

27. This Offer shall be irrevocable by the Tenant until 12pm on 28th the November 2000, after which time if not accepted shall be null and void and the deposit returned to the Tenant without interest or deduction.

DATED at Vaughan, this 27th day of November 2000.

IN WITNESS WHEREOF the corporate seal of the Tenant has been duly affixed attested to by its proper officer(s) on that behalf.

                                    On The Go Healthcare, Inc.


                                    Per:   /s/ Stuart Turk
                                    ---------------------------------
WE HEREBY accept the above Offer.

DATED at         Vaughan, Ontario, this 27th day of November 2000.

SIGNED, SEALED AND DELIVERED)
in the presence of:          )     1112396 ONTARIO LIMITED
                            	 )
                            	 )      Per:   /s/ illegible
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Schedule  "c"

Landlord's Work



1- Design build of Unit # 1 as per architectural drawings.